NEWS RELEASE

Contact: Troy D. Cook

Executive Vice President &

Chief Financial Officer

913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENTS TO ACQUIRE 55 UNITS

AND SELL 42 UNITS TO PIZZA HUT, INC.

OVERLAND PARK, KANSAS, (DECEMBER 18, 2008) - Consistent with NPC International, Inc.’s objective to continue growth in the Pizza Hut system, NPC announced today that it had entered into an Asset Purchase and Sale Agreement (PSA) with Pizza Hut, Inc. (PHI) pursuant to which PHI has agreed to purchase from NPC 42 Pizza Hut units for $19.0 million in cash and NPC has agreed to purchase from PHI 55 Pizza Hut units for $18.5 million in cash.

The units being sold by PHI include 10 fee-owned locations which NPC will lease from PHI. The units being sold by NPC include one fee owned location that will be leased to PHI. This acquisition by NPC will be funded entirely with proceeds from the sale of Pizza Hut units to PHI.

The units to be acquired pursuant to the PSA are located in and around Denver, Colorado and are comprised of 37 delivery/carry-out units and 18 dine-in restaurants. According to information provided to NPC, 53 of the units to be acquired by NPC generated $49.8 million in net product sales during the 52 weeks ended September 2008; the remaining 2 units to be acquired were recently constructed or are currently under construction and not included in the net product sales total.

The units to be sold pursuant to the PSA are located in and around Evansville, Indiana (15) and Shreveport, Louisiana (27) and are comprised of 9 delivery/carry-out units and 33 dine-in restaurants. Forty-one of the units to be sold by NPC generated $36.0 million in net product sales during the 52 weeks ended September 2008; the remaining unit to be sold was recently constructed and in operation for a period of less than 52 weeks and not included in the net product sales total. The sale of stores by NPC is expected to result in a material non-cash charge for NPC due to the anticipated write-down of intangible assets including franchise rights and goodwill relating to the sold stores. NPC currently estimates that the amount of the pre-tax charge will range from $15 million to $19 million. The charge will be estimated and recorded in the fourth quarter of fiscal 2008. All changes to our initial estimates will be determined following the completion of certain asset valuations during the first quarter of fiscal 2009, and the amount is subject to change based upon completion of the process.

NPC expects the closing to occur in January 2009 and it is subject to obtaining applicable government approvals and other customary approvals.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “This transaction, like the one we completed earlier this month with PHI, was designed to meet the strategic objectives of both companies. Specifically, from NPC’s perspective it positions us to expand our operations into the growing mountain west and improves our credit statistics, while providing PHI with more cost effective markets for their test market activities.

We are excited to be adding such a dynamic market to our portfolio and look forward to joining forces with the operations team in Denver in growing this great brand.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 1,098 Pizza Hut restaurants and delivery/carry-out units, or 18% of the entire domestic Pizza Hut system, in 27 states.

7300 W 129th St,

Overland Park, KS 66213

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